As filed with the Securities and Exchange Commission on June 21, 2018.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VEONEER, INC.

(Exact name of registrant as specified in its charter)

Delaware	82-3720890
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Klarabergsviadukten 70, Section B7, SE-111 64

Box 70381, SE-107 24

Stockholm, Sweden

+46 8 587 20 600

(Address of Principal Executive Offices, Including Zip Code and Telephone Number)

Veoneer, Inc. 2018 Stock Incentive Plan

(Full title of the plan)

Lars Sjöbring

Executive Vice President, Legal Affairs, General Counsel and Secretary

Klarabergsviadukten 70, Section B7, SE-111 64

Box 70381, SE-107 24

Stockholm, Sweden

+46 8 587 20 600

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering Price	Amount of registration fee
Common Stock, $1.00 par value per share	4,500,000 (1)(2)	$40.765 (3)	$183,442,500.00 (3)	$22,838.59

(1)	Amount to be registered consists of 4,500,000 shares of Veoneer, Inc. (the “Company”) common stock, $1.00 par value per share (“Common Stock”) that may be issued pursuant to awards granted, exercised or settled under the Veoneer, Inc. 2018 Stock Incentive Plan (the “Plan”), which includes an estimated number of shares to satisfy equity-based awards that are outstanding under the Autoliv, Inc. Amended and Restated Stock Incentive Plan that will be converted into awards that will be exercisable for shares of Common Stock.
(2)	This Registration Statement also covers such indeterminate number of additional securities as may become issuable under the Plan as the result of any future stock splits, stock dividends or similar adjustment of the Common Stock.
(3)	Computed pursuant to Rule 457(h) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of determining the registration fee, based upon an assumed price of $40.765 per share, which is the average of the high and low prices of a share of Common Stock in the “when-issued” trading market as reported on the New York Stock Exchange on June 18, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a)    The documents constituting Part I of this Registration Statement will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b)    Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to participants pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Lars Sjöbring, the Company’s Executive Vice President, Legal Affairs, General Counsel and Secretary, at the address and telephone number on the cover of this Registration Statement.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof (excluding any portions of such documents that are deemed to be “furnished” but not “filed” for purposes of the Exchange Act):

(a)	The Company’s Registration Statement on Form 10 (File No. 001-38471) filed with the Commission on April 26, 2018, as amended by Amendment No. 1 filed on May 21, 2018, and Amendment No. 2 filed on June 4, 2018, and declared effective by the Commission on June 8, 2018 (the “Form 10”);

(b)	The Company’s Form 8-K filed with the Commission on June 15, 2018; and

(c)	The description of the Common Stock contained in the Company’s Information Statement filed as Exhibit 99.1 to the Form 10, including any amendment or Current Report on Form 8-K filed for the purpose of updating such description.

All documents filed by the Company subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The General Corporation Law of the State of Delaware (the “DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and the Company’s Amended and Restated Certificate of Incorporation includes such an exculpation provision. The Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws includes provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of the Company. The Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws also provide that the Company must indemnify and advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party as may be required under the DGCL. The Company’s Amended and Restated Certificate of Incorporation expressly authorizes the Company to carry directors’ and officers’ insurance to protect the Company and its directors, officers and certain employees for some liabilities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index, which is incorporated here by reference.

Item 9.	Undertakings.

(a)    The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stockholm, Sweden, on June 21, 2018.

VEONEER, INC.

By:	/s/ Jan Carlson
Jan Carlson
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lars Sjöbring and Jan Carlson, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jan Carlson Jan Carlson	Chairman, President and Chief Executive Officer (Principal Executive Officer)	June 21, 2018

/s/ Mathias Hermansson Mathias Hermansson	Chief Financial Officer and Executive Vice President, Financial Affairs and Director (Principal Financial and Accounting Officer)	June 21, 2018

/s/ Johan Lofvenholm Johan Lofvenholm	Director	June 21, 2018

/s/ James Ringler James Ringler	Director	June 21, 2018

/s/ Aaron Schaal Aaron Schaal	Director	June 21, 2018

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description

5.1	Opinion of Alston & Bird LLP.

10.1	Veoneer, Inc. 2018 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.19 of the Form 10).

23.1	Consent of Alston & Bird LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young.

24.1	Power of Attorney (included on signature page).